UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

VV Markets, LLC

(Exact name of registrant as specified in its charter)

Delaware	85-1602921

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Patterson Ave Ste. 300 Richmond, VA	23221

(Address of principal executive offices)	(Zip Code)

(804) 833-9774

Registrant’s telephone number, including area code

Series VV 0001, Series VV-PNST, Series VV-SUPR, Series VV-CHAM, Series VV-STEML, Series VV-MACAL, Series VV-BOWCK, Series VV-FUTUR, Series VV-BDX, Series VV-SPAN, Series VV-DRC, Series VV-NAPA, Series VV-RHONE, Series VV-PDMT, Series VV-JPWY, Series VV-PTRS, Series VV-ROSE, Series VV-BOD10, VV-WBURG, Series VV-GERM, Series VV-LAF10, Series VV-MACAL50, Series VV-JYFT, Series VV-GPS

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Annual Report”), the terms “VV Markets”, “we”, “us”, “our” or the “Company” refer to VV Markets, LLC.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this Annual Report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Annual Report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Annual Report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

SERIES OFFERING TABLE

The Series offering table below shows key information related to the offering of each Series of our Company.

Master Series Table
Series Name	Qualification Date	Underlying Assets	Agreement Type	Status	Opening Date	Offering Price per Interest	Minimum Membership Interests	Maximum Membership Interests	Minimum Offering Size	Maximum Offering Size	Sourcing Fee
VV-0001	4/26/21	California Collection	Upfront Purchase	Closed	4/26/21	$46.00	1,000	1,000	$46,000	$46,000	$2,891
VV-PNST	6/29/21	Laurent Ponsot Collection	Purchase Option	Closed	7/28/21	$23.00	2,000	2,200	$46,000	$50,600	$4,082
VV-SUPR	6/29/21	Super Tuscan Collection	Purchase Option	Closed	6/30/2021	$36.00	1,986	2,185	$71,500	$78,650	$5,267
VV-CHAM	6/29/21	Champagne Collection	Purchase Option	Closed	7/6/2021	$50.00	1,460	1,692	$73,000	$84,600	$5,445
VV-STEML	6/29/21	St. Emillion Collection	Purchase Option	Closed	7/8/2021	$10.00	6,450	7,095	$64,500	$70,950	$5,443
VV-MACAL	8/5/21	Macallan Fine & Rare Collection	Purchase Option	Closed	8/18/21	$50.00	1,700	2,040	$85,000	$102,000	$6,880
VV-BOWCK	8/5/21	Bowmore Cask Collection	Purchase Option	Closed	9/29/21	$47.00	2,000	2,200	$94,000	$103,400	$6,992
VV-FUTUR	8/5/21	Bordeaux 2020 Futures Collection	Purchase Option	Closed	10/13/2021	$70.00	1,600	1,920	112,400	134,400	$8,162
VV-BDX	8/5/21	Bordeaux Classics Collection	Purchase Option	Closed	9/1/21	$40.00	2,125	2,550	$85,000	$102,000	$6,480
VV-SPAN	8/5/21	Spanish Collection	Purchase Option	Closed	9/15/21	$60.00	1,400	1,680	$84,000	$100,800	$6,512
VV-DRC	10/27/21	DRC Collection	Purchase Agreement	Closed	10/28/2021	$25.00	5,480	6,302	$137,000	$157,500	$11,051
VV-NAPA	10/27/21	Napa 2018 Collection	Purchase Option	Closed	10/28/2021	$50.00	2,840	3,266	$142,000	$163,300	$11,557
VV-RHONE	10/27/21	Domaines of Rhone Collection	Purchase Option	Open	10/28/2021	$40.00	3,825	4,400	$153,000	$176,000	$12,404
VV-PDMT	10/27/21	Piemonte Collection	Purchase Option	Open	10/28/2021	$50.00	3,090	3,553	$154,500	$177,650	$12,456
VV-JPWY	10/27/21	Karuizawa “36 Views of Mt. Fuji”	Purchase Option	Closed	10/28/2021	$34.00	5,500	6,325	$187,000	$215,050	$15,516
VV-PTRS	10/27/21	Petrus Collection	Purchase Agreement	Closed	10/28/2021	$58.00	500	575	$29,000	$33,350	$2,179
VV-ROSE	Pending Qualification	Rosé Champagne Collection	Purchase Agreement	Open	Upcoming (within two days of qualification)	$41.00	1,000	1,100	$41,000	$45,100	$3,366
VV-BOD10	Pending Qualification	2010 Decade Collection	Purchase Agreement	Open	Upcoming (within two days of qualification)	$50.00	1,990	2,189	$99,500	$109,450	$8,452
VV-WBURG	Pending Qualification	White Burgundy Collection	Purchase Agreement	Open	Upcoming (within two days of qualification)	$30.00	4,600	5,060	$138,000	$151,800	$11,333
VV-GERM	Pending Qualification	German Collection	Purchase Option	Open	Upcoming (within two days of qualification)	$53.00	1,000	1,100	$53,000	$58,300	$4,594

VV-LAF10	Pending Qualification	Lafite 10-Year Vertical Collection	Purchase Option	Open	Upcoming (within two days of qualification)	$100.00	1,210	1,331	$121,000	$133,100	$10,700
VV-MACAL50	Pending Qualification	Macallan 50 Year Old Collection	Purchase Option	Open	Upcoming (within two days of qualification)	$20.00	5,750	6,325	$115,000	$126,500	$9,320
VV-JYFT	Pending Qualification	Joy Fantastic Vint Primeur Collection	Purchase Option	Open	Upcoming (within two days of qualification)	$30.00	800	880	$24,000	$26,400	$3,280
VV-GPS	Pending Qualification	Glenfarclas Pagoda Series	Purchase Option	Open	Upcoming (within two days of qualification)	$43.00	3,000	3,300	$129,000	$141,900	$18,322

Item 1. Business

Overview

Investing in fine wine, champagne and spirits has serious barriers to entry such as the need for a large initial investment for proper diversification, storage challenges, logistical challenges, lack of industry expertise, and tremendous market inefficiencies. Today, those who are passionate about wine and spirits are limited to investing through a wine and spirits broker, hiring a wine & spirits manager, or self-directed investing. The current investment options do not address all of these challenges and barriers.

We seek to remove these challenges, allowing investors to access the benefits of fine wine and spirits. We have been formed for the purpose of allowing investors to invest in fine wine and spirits.

The Vint Platform is our solution to this problem. We created a marketplace for investment in fine wine and spirits collections comprised of wines and spirits produced all over the world. The primary fine wine regions include Bordeaux, Burgundy, Italy, Australia, USA, and some emerging market countries. The primary spirits we plan to source are Scotch whiskey, bourbon, Japanese whiskey, cognac, and rum. We work with industry leaders for each offering, to provide diversification in its wine and spirits collections.

We are targeting the acquisition of underlying assets pools for each Series with assets ranging in the total price of approximately $25,000 to $50,000,000. Some asset collections may also be below this range. Our mission is to democratize wealth accumulation by providing access, liquidity and transparency.

The fine wine and spirits market is a global industry valued over $8 billion (based on Cult Wine and Bordeaux Index estimates). There is no true definition of an investable wine or spirit. A general rule of thumb is bottles over $100.00 upon release are investment grade. However, there may be investment grade fine wines or spirits that retail below the $100.00 price. The wine market was previously controlled by the Bordeaux and Burgundy regions of France. These regions of France have been producing high-quality, investment grade wines for hundreds of years. However, fine wine production has improved, regions from all over the world and now vineyards from around to world compete in the expanding global fine wine industry. We look to source fine wine from various regions including, but not limited to, the United States, France, Italy, Australia, and Argentina. By extrapolating this current trend, the Company believes that the fine wine market will continue to expand as its global participants increase. The global spirits market is expanding. The Scotch Whisky market has led the gains across a ten-year period, but other areas – Japanese whisky, cognac and rum – have also seen strong performance more recently. As per Bordeaux Index, Single Malt Scotch whisky exports pushed above £1bn for the first time ever in 2017 which reflects the worldwide demand for Scotch whisky especially from the emerging markets of India and China, but also in the US. The traditional size of a spirits investment portfolio is between $130,000 and $13 million, making the market difficult for most investors to access.

Current market participants are limited to (i) personal wine and spirits collectors, (ii) fine wine and spirits retailers and (iii) fine wine and spirits managers who manage investor’s capital in portfolios. These market participants have limited outside participants through high initial investments, logistical challenges, and the need for industry expertise.

Our mission is to expand access and market participation to a broad range of wine and spirits enthusiasts and investors. Regulatory advancements have made it possible for the Company to offer investors the ability to invest in portfolios of fine wine and spirits. We think that both wine and spirits enthusiasts as well as savvy investors will be able to benefit from our diversified collections of selected wines. The Company does not anticipate to generate “Free Cash Flow” from the underlying assets, but may generate periodic income from the sale of a portion of the assets.  Most, if not all income will come at the end of the investment period (1-10 years) as assets are liquidated.

There are numerous methods to buy and sell the underlying assets. The primary buying methods are, (i) global and domestic wine and spirits merchants such as Bordeaux Index, (ii) global and domestic auction houses, such as Sotheby’s, K&L, and WineBid, and (iii) fine wine and spirits exchanges, such as the London International Vintner’s Exchange. The Company plans to work only with licensed wine merchants, auction houses, producers, and other partners.

Our Manager will seek to sell assets within one to ten years; provided that the Manager reasonably believes that price at which the asset is being sold is at a price which represents a profitable return for the Investors. Methods to sell the collections include, but are not limited to, (i) global and domestic merchants, (ii) global and domestic auction houses and (iii) wine & spirits exchanges.  Although we currently do not operate an auction house or retailer, the Company may explore this option if the Manager believes such step would help recognize the best price for our Interest Holders.

Business of the Company

An investment in a Series of the Company represents an investment in that particular Series and thus indirectly in the underlying asset related to such Series and do not represent an investment in the Company or the Manager generally. We do not anticipate that any Series will own any assets other than the assets related to that Series. However, we expect that the operations of the Company, including the issuance of additional Series of interests and their acquisition of additional assets, will benefit investors by enabling each Series to benefit from economies of scale.

We believe our core competency is the identification, acquisition, marketing and management of investment grade fine wines and spirits for the benefit of investors.  These investments into the Company and each Series will be promoted and marketed on the Vint Platform located at www.vint.co.  The Vint Platform will provide a seamless, transparent and unassuming investment process as well as unique and enjoyable experiences that enhances the utility value of investing in these assets. The Company, with the support of the Manager and through the use of the Vint Platform, aims to provide:

-Investors with the quality investments in a diverse portfolio of fine wines or spirits;

-asset sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to build equity positions in assets via the Interests issued to asset sellers in offerings for Series Interests conducted through the Platform, as part of total purchase consideration to the asset sellers; and

-Platform users with unique wine or spirits insights, research, and experiences.

Our objective is to become the leading marketplace for investing in investment grade fine wine & spirits and, through the Vint Platform, to provide Investors with financial returns in a portfolio of fine wines or spirits commensurate with returns in individual fine wine or spirits assets, to enable deeper and more meaningful participation by fine wine or spirits enthusiasts in investing and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for Investors.

Market Opportunity

We believe the overall macroeconomic environment remains favorable for high performing alternative asset classes, including fine wine and spirits. Interest rates are expected to remain moderate (albeit rising) across most developed economies and returns in traditional asset classes such as stocks and investment grade bonds may remain volatile.  Treasuries and corporate bonds do not offer a strong yield as global interest rates remain very low. Covid-19 has exposed tremendous volatility in the public equity markets. Transparency continues to grow in the alternative asset industry and we believe the future for alternatives, including fine wine & spirits is promising.  In addition to the increased transparency generally across alternative asset classes, we believe that these factors will support the trend for investors to seek returns in alternative assets, which will continue to make these a more permanent component of investment strategies broadly.

The fine wine and spirits market is experiencing secular tailwinds. The market has emerged from a conservative past into a more accepting present. The global share of fine wine has transitioned away from Bordeaux and Burgundy. According to data from the London International Vintner’s Exchange, Bordeaux’s regional trade share on their exchange has decreased over the last 10 years. The regions that are taking share from Bordeaux include, Italy, Rhone, Champagne, and other regions. The fine wine market is valued around $5 billion (Morgan Stanley). Since 2003, the London International Vintner’s Exchange 1000 (a good proxy for the fine wine market) has an annualized annual return (10 year rolling periods) of 7.61% with volatility of 1.46% (Cult Wines).

The spirits market exhibits similar characteristics to that of the fine wine market. As per Frank Knight, “A 580% rise over the past decade in Knight Frank’s Rare Whisky 100 Index, new direct flights between Edinburgh and Beijing, 40% annual growth in sales of Scotch to India and China, and a new record sale price of £1.2 million for a single bottle” all exemplify the strength of the investable spirits market. Bordeaux Index reports annual returns for the Icon 100 index of 18% from 2008 to 2019. The nature of the slow production and maturation of whisky makes it very tough to keep up with demand and bottles disappearing from the market are not being replaced quickly enough.

There are three primary places to buy fine wine and spirits. Merchants have the largest share of the market with an estimated 70% share of the market. Notable merchants include Berry Brothers, Farr Vintners, K&L, and Bordeaux Index. Auction houses are the second largest player in the secondary market with an estimated 25% share of the market. Finally, exchanges are the smallest player in the secondary market, with and estimated 5% of the market. The secondary market lacks pricing transparency. We utilize public pricing lists, price aggregators, and exchange data to determine a fair value estimate of the average market value. This lack of pricing transparency creates wide spreads in the market between comparable wines and spirits. We look to utilize these spreads to source wines and spirits at attractive valuations, thereby maximizing the potential upside for our investors.

Our Manager

VinVesto, Inc., a Delaware corporation incorporated in June 2020 (which we refer to as “Vint”, “VinVesto” or our “Manager”), is the Manager of the Company and each Series of the Company. The Manager also owns and operates the website located at www.vint.co (“Vint Platform”) through which each Series of interests will be sold. The operating agreement designates the Manager as the managing member of the Company.  The Manager will generally not be entitled to vote on matters submitted to the holders of our interests.  The Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as manager.

The operating agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of interests or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the interest holders.

In the event the Manager resigns as managing member of the Company, the holders of a majority of all interests of the Company may elect a successor managing member. Holders of interests in each Series have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all interests in each Series (excluding the Manager), in the event the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series or the Company. If so convicted, the Manager shall call a meeting of all of the holders of every Series of interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each Series. If the Manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, the Manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore each Series), the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event the Manager is removed as manager of the Company, it shall also immediately cease to be manager of each Series.

See Item 3 - Directors and Officers” of this Annual Report for additional information regarding the Manager.

Advisory Board

The Manager is assembling an expert network of advisors with experience in relevant industries to serve on the Advisory Board to assist the Manager in identifying and acquiring fine wines & spirits, to assist our Series manager in managing the underlying assets and to advise the Manager and certain other matters associated with our business and the various Series. The Advisory Board currently has 4 individuals.

The members of the Advisory Board will not be managers or officers of the Company or any Series and will not have any fiduciary or other duties to the interest holders of any Series.

Operating Expenses

Upon a closing of a Series’ offering, the Series will be responsible for the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”):

•any and all ongoing fees, costs and expenses incurred in connection with the management of the underlying asset, including import taxes, income taxes, transportation (other than transportation costs described in Acquisition Expenses), storage (including its allocable portion of property rental fees should the Manager decide to rent a property to store a number of underlying assets), security, valuation, custodial, marketing, maintenance and utilization of the underlying asset;

•fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series of interests, including any blue sky filings required in certain states and any annual audit of the accounts of such Series of interests (if applicable);

•fees, costs and expenses of a third party registrar and transfer agent appointed in connection with the Series of interests;

•fees, costs and expenses incurred in connection with making any tax filings on behalf of the Series of interests;

•any indemnification payments;

•any and all insurance premiums or expenses incurred in connection with the underlying asset,

•any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion. The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the underlying asset), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying asset).

If the Operating Expenses exceed the amount of revenues generated from the underlying asset and cannot be covered by any Operating Expense reserves on the balance sheet of the underlying asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series (an “Operating Expenses Reimbursement Obligation(s)”), and/or (c) issue additional Interests in the Series in order to cover such additional amounts.

Indemnification of our Manager

The operating agreement provides that none of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company in certain capacities with respect to other entities will be liable to the Company, any Series or any interest holders for any act or omission taken by them in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each Series will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving the Company or such Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Description of the Asset Management Agreement

Each Series will appoint the Manager to serve as Series manager to manage the underlying assets related to such Series pursuant to a Series management agreement (“Series Agreement”). Except as set forth below and any guidance as may be established from time to time by the Manager or the Advisory Board, our Series manager will have sole authority and complete discretion over the care, custody, maintenance and management of each underlying asset and to take any action that it deems necessary or desirable in connection therewith. Our Series manager will be authorized on behalf of each Series to, among other things:

•Together with members of the Advisory Board, creating the asset maintenance policies for the collection of assets;

•Investigating, selecting, and, on behalf of the applicable Series, engaging and conducting business with such persons as the Series Manager deems necessary to ensure the proper performance of its obligations under the Series Agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, storage providers and transportation providers and any and all persons acting in any other capacity deemed by the Series Manager necessary or desirable for the performance of any of the services under the Series Agreement; and

•Developing standards for the transportation and care of the underlying assets.

The Series management agreement will terminate on the earlier of: (i) one year after the date on which the relevant underlying assets have been liquidated and the obligations connected to the underlying assets (including, contingent obligations) have been terminated, (ii) the removal of the Manager as managing member of the Series related to such assets, (iii) upon notice by one party to the other party of a party’s material breach of the asset management agreement or (iv) such other date as agreed between the parties to the asset management agreement.

Each Series will indemnify our Series manager and its affiliates, or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons, against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which such person may become subject in connection with any matter arising out of or in connection with the asset management agreement, except to the extent that any such losses result solely from the acts or omissions of such person that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such person’s fraud, willful misconduct or gross negligence.

Management Fee

There is no separate management fee. The Manager will be compensated for its expenses and through a Sourcing Fee of 0-15% of the gross offering proceeds of each Series Offering as compensation for its efforts to identify and acquire Series assets.

Asset selection

The Company targets a broad spectrum of assets globally in order to cater to a wide variety of tastes and investment strategies across the fine wine and spirits market. We source our wine and spirits using historic trends, projected trends, and a large database of metrics. We will pursue acquisitions opportunistically on a global basis whenever we can leverage our industry specific knowledge, data analysis skills, or relationships to bring compelling investment opportunities to Investors. It is our objective to acquire only the highest caliber assets (and to appropriately maintain, monitor and manage the collection to support its continued value appreciation and to enable respectful enjoyment and utilization by the Investors.

We anticipate that our Advisory Board will assist in the identification of fine wine & spirits and in finding and identifying fine wine and spirits related service providers. This will give the Company access to the highest quality assets and balanced information and decision making from information collected across a diverse set of constituents in the fine wine and spirits market, as well as a network of partners to ensure the highest standards of care for the underlying assets.

Our asset selection criteria were established by the Manager in consultation with members of our Advisory Board and are continually influenced by Investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of the Manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s value appreciation potential. The Manager, along with our Advisory Board, will attempt to only select assets with known ownership history, pre-purchase inspections, and other related records. The Manager, along with our Advisory Board, also considers the condition and grading of the assets, historical significance, provenance, the historical valuation of the specific asset or comparable assets and our ability to relocate the asset to our storage facilities. The Manager, together with the Advisory Board, will review asset selection criteria at least annually. The Manager will seek approval from the Advisory Board for any major deviations from these criteria. Through the Company’s network and Advisory Board, we believe that we will be able to identify and acquire fine wines and spirits of the highest quality and known provenance, with the intent of driving returns for Investors in the Series of interests that owns the applicable asset. Concurrently, through the Vint Platform, we aim to bring together a significantly larger number of potential buyers with asset sellers than traditional auction houses or brokers are able to achieve. Through this process, we believe we can source and syndicate assets more efficiently than the traditional markets and with significantly lower transaction and holding costs

Asset acquisition

The Company is seeking to acquire assets for its Series using the proceeds from its Series offerings. In connection with such offerings, all associated Acquisition Expenses and Sourcing Fees will be paid out of the proceeds of that Series offering.

The Company purchases the underlying assets for the Series through upfront purchases, purchase agreements, or purchase option agreements. The Company relies on the Manager for its asset selection criteria. The Manager relies upon market research and estimates of market value for the underlying assets through the network of price lists, www.winesearcher.com, auction houses, Bordeaux Index, and exchanges. The Manager’s sourcing process is designed to provide the Company is able to acquire the wines at a reasonable price. The Company will acquire the underlying assets from asset sellers with a combination of cash proceeds from the offering and, if elected, equity ownership in the Series associated with the asset (as negotiated in the purchase for such fine wines) and the asset would be held by, or for the benefit of, the applicable Series

Asset Management.

Once we acquire the asset, it will be insured and then transported and warehoused in a climate-controlled, highly secure location. During our hold period, we will monitor increases in market value and keep investors apprised any portfolio updates.

Our asset selection criteria were established by the Manager in consultation with members of our Advisory Board and are continually influenced by investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of the Manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s value appreciation potential. The Manager, together with the Advisory Board, will review asset selection criteria at least annually. The Manager will seek approval from the Advisory Board for any major deviations from these criteria.

Through our network and Advisory Board, we believe that we will be able to identify and acquire fine wines and spirits with the intent of driving returns for investors in the Series of interests that owns the applicable asset. Concurrently, through the Vint Platform, we aim to bring together a significantly larger number of potential buyers with asset sellers than traditional auction houses or dealers are able to achieve. Through this process, we believe we can source and syndicate assets more efficiently than the traditional markets and with significantly lower transaction and holding costs.

Asset Liquidity

We intend to hold and manage all of the assets marketed on the Vint Platform for an average of one to ten years. Prior to the liquidation of the Series assets.  Until that time, liquidity for investors would only be obtained by transferring their interests in a Series (although a secondary market does not currently exist and there can be no guarantee that a secondary market for any Series of interests will ever develop or that the appropriate registrations to permit secondary trading will ever be obtained). However, should an offer to liquidate a collection or an asset materialize and be in the best interest of the investors, as determined by our Series manager, our Series manager together with the Advisory

Board will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should an asset become obsolete (e.g. lack investor demand for its interests) or suffer from a catastrophic event, our Series manager may choose to sell the asset. As a result of a sale under any circumstances, our Series manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the applicable Series (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any obligation to reimburse any Operating Expenses related to an asset or the Series at that time).

Employees

The Manager has nine full-time employees.  The Manager also utilizes independent contractors and advisors to supplement its employee base. The Company does not have any employees.

Government Regulation

Regulation of the fine wine and spirits industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which the Company operates, it may be required to obtain licenses and permits to conduct business and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes. Claims arising out of actual or alleged violations of law could be asserted against the Company by individuals or governmental authorities and could expose the Company or each Series of Interests to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

We source, store, and manage our underlying assets in the United States and United Kingdom. We use third party providers to assist in sourcing, storage, and management of the underlying assets. We intend to minimize the impact of any applicable international regulations by working with a fine wine and spirits portfolio manager in London. Our advisor, Miles Davis, is the head of Professional Portfolio Management at Wine Owners. The need, if any, for changes in operations needed to comply with international regulations will pose some risk of greater expenses to any acquisitions and operations outside of the United States.

We work with Bordeaux Index, Octavian, the London International Vintner’s Exchange (“Liv-ex”), Vine, and other partners to manage international wine and spirits sourcing, storage, and insurance. Bordeaux Index and Liv-ex are fully licensed wine & spirits company in the United States and United Kingdom. Bordeaux Index and Liv-ex provides sourcing assistance, storage, and sales channels, thus eliminating the need international licenses. The Manager and Company have acquired all licenses required to operate in the United States, and maintain a storage relationship with Domaine Wine Storage in the United States.

The Manager and the Company have both received their Federal Basic Permit from the Alcohol and Tobacco Tax and Trade Bureau (TTB). This license allows the acquisition of wine at a commercial level and automatically renews annually. The Basic Permit allows the Manager and the Company to buy and sell wine at the wholesaler level. The Basic Permit is a federal license and does not relate to state licensure. We may acquire state licensure, or sell our wine through registered brokers, merchants, or auction houses. The Manager has received an Online Wine Retail License to manage the sale of assets in the United States.

The Manager and the Company have not received a license to sell spirits. The Manager has a relationship with international partners such as Bordeaux Index, Mark Littler LTD, and Octavian to manage investments in spirits. Because these partners are managing the sourcing, storage, and sale of the assets in the United Kingdom, neither the Manager nor the Company require a license for spirits. If we source spirits in the United States, we plan to work with licensed partners to manage the sourcing, storage, and sale processes. We may acquire state licensure, or sell our spirits through registered brokers, merchants, or auction houses.

Legal Proceedings

None of the Company, any Series, the Manager, our Series manager or any director or executive officer of the Manager is presently subject to any material legal proceedings.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from underlying assets and any indemnification payments made by the Company will be allocated amongst the various interests in accordance with the Manager’s allocation policy, a copy of which is available to investors upon written request to the Manager. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of underlying assets or the number of interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific underlying asset)
Revenue	Revenue from sale of an asset	Allocable pro rata to the value of each underlying asset
Offering Expenses	Filing expenses related to submission of regulatory paperwork for a Series	Allocable pro rata to the number of underlying assets
Legal expenses related to the submission of regulatory paperwork for a Series
Audit and accounting work related to the regulatory paperwork or a Series
Escrow agent fees for the administration of escrow accounts related to the offering
Compliance work including diligence related to the preparation of a Series
Acquisition Expense	Transportation of underlying asset as at time of acquisition	Allocable pro rata to the number of underlying assets

Operating Expenses Indemnification Payments	Insurance of underlying asset as at time of acquisition
Preparation of marketing materials
Pre-purchase inspection
Interest expense in the case an underlying asset was pre-purchased us prior to the closing of an offering through a loan
Storage
Security (e.g., surveillance and patrols)
Custodial fees
Appraisal and valuation fees
	Insurance	Allocable pro rata to the value of each underlying asset
Maintenance
Ongoing reporting requirements (e.g. Reg A+ or Exchange Act reporting)
Audit, accounting and bookkeeping related to the reporting requirements of the Series

	Indemnification payments under the operating agreement	Allocable pro rata to the value of each underlying asset

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations for the fiscal year ended December 31, 2021 and for the inception period of June 16, 2020 through December 31, 2020 should be read in conjunction with our financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Since its formation in June 2019, the Company, through its Manager, has been engaged primarily in acquiring a collection of investment grade fine wine and spirits, and developing the financial, offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

The Company was formed June 16th, 2020 with the intention to acquire investment grade fine wine and spirits. We believe that these fine wine and spirits collections are highly stable assets with low historic volatility, and that low historic volatility does not limit the potential for upside returns in the fine wine market. Over the long term, fine wine has shown strong annual returns. For example, as per Cult Wines, the Liv-Ex 1000 has returned over 7% annually, on a rolling 10-year basis, with a volatility of 1.46%. Further, Forbes reports that “Fine Wine Investing Counters Volatility of ‘Stock-Dominated’ Portfolios” , and the S&P Global Market Intelligence site has noted recently that “Fine wine is one of the few luxury goods that has withstood the severe hit to assets triggered by the coronavirus pandemic.” As per the Frank Knight 2019 Wealth Report, A 580% rise over the past decade in Knight Frank’s Rare Whisky 100 Index, new direct flights between Edinburgh and Beijing, 40% annual growth in sales of Scotch to India and China, and a new record sale price of £1.2 million for a single bottle”.

The Company currently does not own any assets, but intends to perform on a purchase agreement or purchase option agreement the Company has entered into with the Manager of the Company or the asset sellers. This is not and was not an arms’ length transaction.

Operating Results

Revenues are generated at the Series level. April 29During the year ended December 31, 2021, no Series of our Company generated any revenues. Subsequent to December 31, 2021, one Series of the Company (Series VV-CHAM) has generated revenues, generating $9,748 in revenue from a partial sale of the underlying assets of that Series. The Operating Expenses incurred pre-closing related to the underlying assets are being paid by the Manager and will not be reimbursed by the Series, except in certain limited circumstances. Each Series of the Company will be responsible for its own Operating Expenses, such as storage, insurance or maintenance beginning on the closing date of the offering for such Series of Interests.

During the year ended December 31, 2021, the Company authorized sixteen (16) Series, and the Manager received certain sourcing fees ($73,505) and acquisition fees ($2,148) which are used to pay the expenses of the Manager and the Company as well as certain expenses of each of the Series. Collectively, our Series had $15,469 in cash and cash equivalents as of December 31, 2021 to cover future storage and insurance expenses.

Revenues

Revenues are generated at the Series level. As of December 31, 2021, the Series had not generated any revenue.

Operating Expenses

From inception, the Company and the Series have financed their business activities through capital contributions from the Manager to the Company and the individual Series. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any operating deficits through additional capital contributions or the issuance of additional Interests in any individual Series, as required. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of the Manager.

Total operating expenses incurred by the Series during the year ended December 31, 2021 were $84,151, as compared to $0 in total operating expenses for the period of June 16, 2020 (inception) to December 31, 2020. Operating expenses incurred by Series during 2021 were comprised of the storage and insurance, sourcing fees, and broker-dealer expenses paid to the Manager, as summarized below.

Operating Expenses for the year ended December 31, 2021
Series	Revenue ($)	Expenses			Net Income / (Loss) ($)
		Storage and Insurance ($)	Broker-Dealer ($)	Sourcing Fee ($)
VV-0001	0	2,148		2,891	(5,039)
VV-BDX	0		850	6,905	(7,755)
VV-BOWCK	0	0	940	7,462	(8,402)
VV-CHAM	0	0	730	5,847	(6,577)
VV-DRC	0	0	1,370	11,736	(13,106)
VV-FUTUR	0	0	1,120	8,722	(9,842)
VV-MACAL	0	0	850	7,305	(8,155)
VV-PNST	0	0	460	4,312	(4,772)
VV-SPAN	0	0	840	6,932	(7,772)
VV-STEML	0	0	645	5,766	(6,411)
VV-SUPR	0	0	693	5,627	(6,320)
VV-NAPA	0	0	0	0	0
VV-RHONE	0	0	0	0	0
VV-PTRS	0	0	0	0	0
VV-JPWY	0	0	0	0	0
VV-PDMT	0	0	0	0	0
TOTAL OPERATING EXPENSES	0	2,148	8,498	73,505	(84,151)

During the year ended December 31, 2021, each individual Series listed in the table below became responsible for its own operating expenses at the close of its respective offering. Pre-closing operating expenses of a Series were incurred on the books of the Company, and post-closing operating expenses of a Series were incurred and recorded on the books of the Series. Our Manager has agreed to pay and not be reimbursed for operating expenses incurred prior to the closing of each Series offering. The following table summarizes the operating expenses by the Series which have completed their offerings:

Acquisition Expenses	Year Ended December 31, 2021	Period from June 16, 2020 (inception) to December 31, 2020
VV-0001	$40,961	$-
VV-PNST	$40,000	$-
VV-SUPR	$63,800	$-
VV-CHAM	$65,000	$-
VV-STEML	$56,800	$-
VV-MACAL	$75,400	$-
VV-BOWCK	$84,000	$-
VV-FUTUR	$100,254	$-
VV-BDX	$75,800	$-
VV-SPAN	$74,800	$-
VV-DRC	$151,565	$-
VV-PTRS	$25,893	$-
Total Acquisition Expenses	$1,390,886	$-

Subsequent to December 31, 2021, the offerings of Series VV-NAPA and Series VV-JPWY have closed, incurring $125,899 and $165,500 in acquisition expenses, respectively.

Net Loss

As a result of the foregoing, a total net loss of $84,151 was incurred during the year ended December 31, 2021 by all of the Series on a collective basis.

Liquidity and Capital Resources

From inception, our Company and each Series have financed their business activities through capital contributions to the Company and individual Series from our Manager. Our Company and each Series expect to continue to have access to capital financing from our Manager going forward. However, there is no obligation or assurance that our Manager will provide such required capital. Until such time as the Series have the capacity to generate cash flows from operations, our Manager may cover any deficits through additional capital contributions or the issuance of additional interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual Series at the sole discretion of our Manager. There can be no assurance that our Manager will continue to fund such expenses. These factors raise substantial doubt about our Company’s ability to continue as a going concern for the twelve months following the date of this Annual Report.

Asset Liquidity

The Company intends to hold and manage all of the assets indefinitely. Liquidity for Investors would be obtained by transferring their Interests in a Series. However, there is currently no trading platform for our interests. We may design an interface on the Vint Platform to enable investors to indicate interest in buying/selling their holdings to help facilitate additional liquidity for investors. However, no such interface has been developed and would require the assistance of a third-party broker-dealer or the association with an ATS. Any trading platform would be subject to approval and all trades would be subject to restrictions under state and federal securities law and the transfer restrictions included in our operating agreement, which may limit access to the trading platform for some investors.

Cash and Cash Equivalent Balances

As of December 31, 2021 and 2020, our company itself had no cash or cash equivalents on hand. Cash is held at the Series level; on a total consolidated basis, as of December 31, 2021, the Series collectively had $15,469 cash on hand, as compared to no cash or cash equivalents on hand as of December 31, 2020. The following table summarizes the cash and cash equivalents by Series:

Series	Cash and Cash Equivalents as of December 31, 2021 ($)	Cash and Cash Equivalents as of December 31, 2020 ($)
VV-0001	0	0
VV-BDX	1,445	0
VV-BOWCK	1,598	0
VV-CHAM	1,423	0
VV-DRC	2,329	0
VV-FUTUR	1,904	0
VV-MACAL	1,445	0
VV-PNST	1,228	0
VV-SPAN	1,428	0
VV-STEML	1,289	0
VV-SUPR	1,380	0
VV-NAPA	0	0
VV-RHONE	0	0
VV-PTRS	0	0
VV-JPWY	0	0
VV-PDMT	0	0

Cash and cash equivalents held by these Series are generally used to cover storage and insurance expenses.

Series Subscriptions

As part of our Regulation A securities offering, the Company issues securities for the underlying Series to finance the acquisition of the assets.  As of December 31, 2021, the Series have issued the following interests and have received the following amounts in subscriptions.

Series	Weighted average membership interest (units)	Subscriptions ($)
VV-0001	1,000	46,000
VV-BDX	2,125	85,000
VV-BOWCK	2,000	94,000
VV-CHAM	1,460	73,000
VV-DRC	5,480	137,000
VV-FUTUR	1,600	112,000
VV-MACAL	1,700	85,000
VV-PNST	2,000	46,000
VV-SPAN	1,400	84,000
VV-STEML	6,450	64,500
VV-SUPR	1,986	71,500
VV-NAPA	2,840	142,000
VV-RHONE	3,825	0
VV-PTRS	500	29,000
VV-JPWY	5,500	0
VV-PDMT	3,090	0
TOTAL	42,956	1,069,000

Subsequent to December 31, 2021, the offerings of Series VV-NAPA and Series VV-JPWY have closed, having received subscriptions for  $142,000 and $187,000, respectively.

Trend Information

Subsequent to December 31, 2021, we launched offerings for an additional 8 Series. We plan to launch additional offerings of various Series in the next twelve months. The proceeds from any offerings closed during the next twelve months will be used to acquire additional wine & spirits collections, which we anticipate will enable the Company to reduce operating expenses for each Series.

Item 3. Directors and Officers

The Manager

The Manager of the Company is VinVesto, Inc., a Delaware corporation formed on June 16, 2020. The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. The Manager has established a Board of Directors and an Advisory Board that will make decisions with respect to all asset acquisitions and dispositions. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the Series and other underlying assets, and evaluating potential sale offers, which may lead to the liquidation of the Series or other Series as the case may be. The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Members.

Neither the Manager nor any of its officers and directors itself has no track record or experience regarding the investment in fine wines or similar assets.  The Manager will rely on the track record of members of its Advisory Board for industry expertise.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Asset Sourcing, Acquisition, and Disposition Services, such as:

-Together with members of the Advisory Board, define and oversee the overall underlying asset sourcing and disposition strategy;

-Manage the Company’s asset sourcing activities, including creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring partnerships with collectors and brokers who may provide opportunities to source quality assets;

-Negotiate and structure the terms and conditions of acquisitions of assets with asset sellers, and associated brokers;

-Evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

-Structure and negotiate the terms and conditions of transactions pursuant to which underlying assets may be sold or otherwise disposed;

-The Manager will acquire the wines or spirits from the asset seller and will be compensated by the Company with the cash raised from the completed offering.

The Manager’s services in Connection with an Offering include:

-Create and manage all Series of interest for offerings related to underlying assets on the Vint Platform;

-Develop offering materials, including the determination of its specific terms and structure and description of the underlying assets;

-Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and coordinate with lawyers, accountants and escrow agents as necessary in such processes;

-Prepare all marketing materials related to offerings and obtain approval for such materials;

-Coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

-Create and implement various technology services, transactional services, and electronic communications related to any offerings;

-All other necessary offering related services;

Asset Monetization Services

-Create and manage all revenue

-generating events and determine participation in such programs by any underlying assets;

-evaluate and enter into service provider contracts related to the operation of revenue-generating events;

-allocate revenues and costs related to revenue-generating events to the appropriate Series in accordance with our allocation policy;

-approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and revenue-generating events;

Interest Holder Relationship Services

Provide any appropriate updates related to underlying assets or offerings electronically or through the Vint Platform;

-Manage communications with Members, including answering emails, preparing and sending written and electronic reports and other communications;

-Establish technology infrastructure to assist in providing Interest Holder support and services;

-Administrative Services:

-Manage and perform the various administrative functions necessary for our day-to-day operations;

-Provide financial and operational planning services and collection management functions including determination, administration and servicing of any Operating Expenses Reimbursement Obligation made to the Company or any Series by the Manager to cover any Operating Expense shortfalls;

-Administer the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

-Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

-Maintain all appropriate books and records for the Company and all the Series of Interests;

-Obtain and update market research and economic and statistical data in connection with the underlying assets and the general fine wine and spirits market;

-Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

-Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

-Provide all necessary cash management services;

-Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Members or the transfer or re-sale of securities as may be permitted by law;

-Evaluate and obtain adequate insurance coverage for the underlying assets based upon risk management determinations;

-Provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

-Evaluate our corporate governance structure and appropriate policies and procedures related thereto? and- Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Directors, Executive Officers and Key Employees of our Manager

The following table sets forth the name and position of each of the current executive officers, directors and significant employees of the Manager.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Nicholas King	Chief Executive Officer & Director of Manager	24	June 2020-Present	N/A
Patrick Sanders	Chief Technology Officer & Director of Manager	25	June 2020-Present	N/A

Nicholas King. Mr. King has been CEO of Vint since its founding in June 2020. He has performed extensive primary and secondary research on the fine wine and spirits investment market. This research includes over 50 calls with individuals in the wine industry. As CEO of Vint, Mr. King’s role consists of marketing, fundraising, and asset acquisition strategies.

While CEO of Vint, Mr. King was also an Associate Analyst with TSW. TSW is a value investment firm with over 75 employees. With TSW, Mr. King was responsible for investment due diligence, investment analysis, and research. Nick was not in a supervisory position. The skills gained at this role has equipped him with strong analytical skills, the ability to source investment opportunities, and the foundation to a strong value investing framework. Mr. King’s role with TSW began July 1, 2019, and ended March 12th, 2021. Mr. King passed the Chartered Financial Analyst Level 1 exam in December 2019.

Prior to the associate analyst role with TSW, Mr. King held positions at a Taylor Hoffman wealth management group (May 2018-August 2018), Slice Capital crowdfunding startup] from February 2018 to May 2018, and K&A Affiliates search fund] from October 2017 to January 2018.

Mr. King is a graduate from the University of Virginia with a degree in Financial Economics.

Patrick Sanders. Mr. Sanders was an Associate Data Engineer with Capital One from August 2019 to December 2020. Prior to Capital One, Mr. Sanders was a Software Engineer intern at Carmax from May 2018 to August 2018. Mr. Sanders has a BS in Computer Science and Mathematics from the University of Virginia.

Neither the Manager nor its executive officers have any substantive experience in making or managing fine wine or spirits investments.  The Manager will rely upon the expertise of the members of the Advisory Board for assistance  in selecting and managing collections of fine wines or spirits.  The Manager is elected until its successors is duly elected and qualified.

There are no family relationships between any manager, director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

To the best of our knowledge, none of our Managers’ or their respective directors or executive officers has, during the past five years:

●been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Advisory Board

The Company has an Advisory Board which will assist our Manager and Series manager.  Our Advisory Board includes the following person:

Miles Davis, Advisor.

Miles Davis, Advisor at Vint. Miles has over 15 years of experience in the fine wine market. Currently, he works at Wine Owners, one of the leading wine cellar management and marketplace companies (Jan 2019-Present). Prior to Wine Owners, Miles founded WAM Capital, focused on private company fundraising (Jan 2015-Present). Most notably, he was one of two partners at Wine Asset Managers LLP, jointly responsible for managing The Fine Wine Fund and The Fine Wine Investment Fund, from August 2006 - December 2016. Miles has experience managing nearly $30 million worth of fine wine. Miles is one of a very few individuals to manage a fine wine fund and provides Vint with a strong perspective on the global fine wine market.

Kevin Sidders, Advisor

Kevin is the President of Vinconnect (January 2011-Present). VinConnect enables US customers to buy hard-to-find wines directly from 40+ of the world's top estates in France, Italy, Germany, Spain and beyond, before they are generally available in the US market. Kevin has strong domain expertise in both domestic and international wines. His specialties include international wine commerce, logistics, importing, direct-to-consumer sales, entrepreneurship, capital raising, mergers and acquisitions, and financial advisory. Kevin serves in a wine advisory role by assisting in asset acquisition and sourcing.

Adam Lapierre MW, Advisor.

Adam is currently the President of Vinfolio (April 2018-Present). Vinfolio is a trusted partner in fine wine. Vinfolio sells and buys collectible fine wine, operates the only truly full-service wine storage facility in the United States and provides the free, online, VinCellar cellar management platform. Prior to Vinfolio, Adam was the Director of Purchasing – Adult Beverages at Lidl (December 2016-January 2018). Adam is also an independent Wine Consultant Adam Lapierre MW Consulting. Notably, Adam has received the Master of Wine Designation. He is one of 408 MWs in the world. Adam serves Vint in a wine advisory capacity. He offers sourcing and liquidation advice and channels, as well as extensive subject matter experience.

Amy Christine MW, Advisor.

Amy is currently a sales rep at Kermit Lynch Wine Merchants (2012-Present). Amy is also the owner of her winery, Holus Bolus Winery (2005-Present). Amy provides wine advisory capacity to the Company and Manager. Amy offers sourcing and liquidation advice. She is one of 408 MWs in the world.

We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the fine wine and spirits market. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations.

Responsibilities of the Advisory Board

The Advisory Board will support the Company, our Series manager and the Manager and consists of advisors to the Manager. It is anticipated that the Advisory Board will review our relationship with, and the performance of, the Manager, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the Advisory Board will be responsible for the following:

●approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

●evaluating all asset acquisitions;

●evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and our interest holders;

●providing guidance with respect to the appropriate levels of insurance costs specific to each individual asset;

●reviewing material conflicts of interest that arise, or are reasonably likely to arise with the managing member, on the one hand, and the Company, a Series or the other members, on the other hand, or the Company or a Series, on the one hand, and another Series, on the other hand;

●approving any material transaction between the Company or a Series, on the one hand, and the Manager or any of its affiliates, another Series or an interest holder, on the other hand, other than for the purchase of interests;

●reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to our interest holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to interest holders are in accordance with our policies; and

●approving any service providers appointed by the Manager in respect of the underlying assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and its interest holders and not a breach of any duty at law, in equity or otherwise. The members of the Advisory Board will not be managers or officers of the Company or any Series and will not have fiduciary or other duties to the interest holders of any Series.

Compensation of the Advisory Board

The Manager will compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service. As such, it is anticipated that their costs will not be borne by any given Series of interests.

Compensation of the Advisory Board

The Manager will compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service by issuing to them equity compensation in the Manager subject to traditional vesting terms. As such, it is anticipated that the members of the Advisory Board will be compensated by the Manager and that their costs will not be borne by any given Series, although members of the Advisory Board may be reimbursed by a Series for out-of-pocket expenses incurred by such Advisory Board member in connection with services performed for that Series (e.g. travel related to evaluation of an asset).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of Manager

The Manager,  in its capacity as our Series manager, will receive a Sourcing Fee. Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with any offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses” and “Use of Proceeds to Issuer” for further details.  In addition, the Manager may receive interests in each Series as compensation for its management of such Series.  See “Security Ownership of Management and Certain Securityholders”

To date, the Manager has not received any compensation or reimbursement of expenses since inception.

Item 4. Security Ownership of Management and Certain Securityholders

Upon designation of each Series, the Manager was granted a single interest in each Series and became the initial member holding 100% of the then outstanding interests of each Series.  In addition, the Manager has subsequently been issued additional interests in Series of our Company.

As of April 29, 2022, our Manager owns the following securities:

Series Name	Number of Interests Owned by our Manager (1)(2)	Percentage of Series(3)
Series VV-0001	42	4.2%
Series VV-PNST	210	10.5%
Series VV-SUPR	12	0.6%
Series VV-CHAM	44	0.3%
Series VV-STEML	517	8.0%
Series VV-MACAL	56	3.3%
Series VV-BOWCK	395	19.8%
Series VV-FUTUR	154	9.6%
Series VV-BDX	13	0.7%

Series VV-SPAN	275	19.6%
Series VV-DRC	202	3.7%
Series VV-NAPA	296	10.4%
Series VV-RHONE*	0	0.0%
Series VV-PDMT*	0	0.0%
Series VV-JPWY	69	1.3%
Series VV-PTRS	5	1.0%
Series VV-ROSE*	0	0.0%
Series VV-BOD10*	0	0.0%
Series VV-WBURG*	0	0.0%
Series VV-GERM*	0	0.0%
Series VV-LAF10*	0	0.0%
Series VV-MACAL50*	0	0.0%
Series VV-JYFT*	0	0.0%
Series VV-GPS*	0	0.0%

* Indicates Series offerings that have not yet closed as of the date of this Annual Report. At the closing of each offering, the Manager or its affiliates will purchase a minimum of 0.5% and up to a maximum of 19.99% of the interests sold in such offering for the same price as all other investors.

(1)The address of the Manager is 2800 Patterson Ave, Richmond, VA 23221.

(2)Interests beneficially owned through ownership in Manager, which is majority owned by Nicholas King, who is deemed to have voting and dispositive power over the interests held by the Manager.

(3)Assumes sale of minimum number of Series Interests

In addition, at the closing of each offering, the Manager or its affiliates will purchase a minimum of 0.50% and up to a maximum of 19.99% of the interests sold in each offering for the same price as all other investors. The Manager may sell its interests from time to time after the closing of each offering in its sole discretion. The Manager has no present intention to sell its interests, and any future sales would be based upon the Manager’s potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the interests.

Item 5. Interest of Management and Others in Certain Transactions

Since our inception, the Company has not been a party to any transaction in which the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under Item 3 of this Annual Report).

Item 6. Other Information

None.

Item 7. Financial Statements

VV Markets, LLC

and series

(a Delaware series limited liability company)

Audited Financial Statements

For the inception period of June 16, 2020 through December 31, 2020

And the calendar year ended December 31, 2021

INDEPENDENT AUDITOR’S REPORT

April 4, 2022

To:	Board of Managers, VV Markets, LLC
Attn: Nick King

Re:	2021-2020 Financial Statement Audit

We have audited the accompanying consolidated and series-by-series financial statements of VV MARKETS, LLC (a series limited liability company organized in Delaware) and underlying series limited liability companies (the “Company”), which comprise the balance sheet as of December 31, 2021 and 2020, and the related statements of income, member’s equity, and cash flows for the calendar year period ended December 31, 2020 and the inception period of June 16, 2020 (inception) and ending December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, member’s equity and its cash flows for the calendar year period ended December 31, 2021 and the period June 16, 2020 (inception) through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 4, 2022

VV MARKETS, LLC
CONSOLIDATED BALANCE SHEET
As of December 31, 2021 and 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	2021	2020
ASSETS

Current Assets:
Cash and cash equivalents	$15,469	$0
Total Current Assets	15,469	0

Collectible assets	1,390,886

TOTAL ASSETS	$1,406,355	$0

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	$401,113	$0
Asset purchase payable	191,393
Total Current Liabilities	592,506	0

Non-current Liabilities:
None	0	0

TOTAL LIABILITIES	592,506	0

Members’ Equity:
Membership interest	1,069,000	0
Membership interest subscription receivable	(171,000)
Retained earnings, net of distributions	(84,151)	0

Total Member’s Equity	813,849	0

TOTAL LIABILITIES AND MEMBER’S EQUITY	$1,406,355	$0

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
For the calendar year ended December 31, 2021 And the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	2021	2020
Revenues	$0	$0
Cost of revenues	0	0
Gross Profit (Loss)	0	0

Operating Expenses:
General and administrative	84,151	0
Total Operating Expenses	84,151	0

Operating Income	(84,151)	0

Provision for Income Taxes	0	0

Net Income	$(84,151)	$0

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
For the calendar year ended December 31, 2021 And the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	Membership Interest	Subscription Receivable	Accumulated Earnings/ Deficit	Total Stockholders’ Equity (Deficit)
As of June 16, 2020 (inception)	$0		$0	$0
Net (loss)			0	0
Balance as of December 31, 2020	$0	$0	$0	$0
Series subscriptions	1,069,000	(171,000)		898,000
Net (loss)			(84,151)
Balance as of December 31, 2021	$1,069,000	$(171,000)	$(84,151)	$813,849

VV MARKETS, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	2021	2020
Cash Flows from Operating Activities
Net Income	$(84,151)	$0
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
None	0	0
Net Cash Used in Operating Activities	(84,151)	0

Cash Flows from Investing Activities
Purchase of collectible assets	(1,199,493)	0
Net Cash Used in Investing Activities	(1,199,493)	0

Cash Flows from Financing Activities
Advances from the manager	401,113	0
Proceeds from subscriptions	898,000
Net Cash Provided by Financing Activities	1,299,113	0

Net Change In Cash and Cash Equivalents	15,469	0
Cash and Cash Equivalents at Beginning of Period	0	0
Cash and Cash Equivalents at End of Period	$15,469	$0

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0	$0
Cash paid for income taxes	0	0

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
ASSETS

Current Assets:
Cash and cash equivalents	$0	$1,445	$1,598	$1,423	$2,329	$1,904	$1,445	$1,228
Total Current Assets	0	1,445	1,598	1,423	2,329	1,904	1,445	1,228

Collectible assets	40,961	75,800	84,000	65,000	121,565	100,254	75,400	40,000

TOTAL ASSETS	40,961	77,245	85,598	66,423	123,894	102,158	76,845	41,228

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	0	0	0	0	0	0	0	0
Asset purchase payable	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

TOTAL LIABILITIES	0	0	0	0	0	0	0	0

Members’ Equity:
Membership interest	46,000	85,000	94,000	73,000	137,000	112,000	85,000	46,000
Membership interest subscription receivable	0	0	0	0	0	0	0	0
Retained earnings, net of distributions	(5,039)	(7,755)	(8,402)	(6,577)	(13,106)	(9,842)	(8,155)	(4,772)

Total Member’s Equity	40,961	77,245	85,598	66,423	123,894	102,158	76,845	41,228

TOTAL LIABILITIES AND MEMBER’S EQUITY	$40,961	$77,245	$85,598	$66,423	$123,894	$102,158	$76,845	$41,228

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
ASSETS

Current Assets:
Cash and cash equivalents	$1,428	$1,289	$1,380	$0	$0	$0	$0	$0
Total Current Assets	1,428	1,289	1,380	0	0	0	0	0

Collectible assets	74,800	56,800	63,800	128,313	135,700	25,893	165,500	137,100

TOTAL ASSETS	76,228	58,089	65,180	128,313	135,700	25,893	165,500	137,100

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	0	0	0	128,313	135,700	0	0	137,100
Asset purchase payable	0	0	0	0	0	25,893	165,500	0
Total Current Liabilities	0	0	0	128,313	135,700	25,893	165,500	137,100

TOTAL LIABILITIES	0	0	0	128,313	135,700	25,893	165,500	137,100

Members’ Equity:
Membership interest	84,000	64,500	71,500	142,000	0	29,000	0	0
Membership interest subscription receivable	0	0	0	(142,000)	0	(29,000)	0	0
Retained earnings, net of distributions	(7,772)	(6,411)	(6,320)	0	0	0	0	0

Total Member’s Equity	76,228	58,089	65,180	0	0	0	0	0

TOTAL LIABILITIES AND MEMBER’S EQUITY	$76,228	$58,089	$65,180	$128,313	$135,700	$25,893	$165,500	$137,100

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
ASSETS

Current Assets:
Cash and cash equivalents	$0	$0	$0	$0	$0	$0	$0	$0
Total Current Assets	0	0	0	0	0	0	0	0

Collectible assets	0	0	0	0	0	0	0	0

TOTAL ASSETS	0	0	0	0	0	0	0	0

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	0	0	0	0	0	0	0	0
Asset purchase payable	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

TOTAL LIABILITIES	0	0	0	0	0	0	0	0

Members’ Equity:
Membership interest	0	0	0	0	0	0	0	0
Membership interest subscription receivable	0	0	0	0	0	0	0	0
Retained earnings, net of distributions	0	0	0	0	0	0	0	0

Total Member’s Equity	0	0	0	0	0	0	0	0

TOTAL LIABILITIES AND MEMBER’S EQUITY	$0	$0	$0	$0	$0	$0	$0	$0

VV MARKETS, LLC
BALANCE SHEET (BY-SERIES)
As of December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
ASSETS

Current Assets:
Cash and cash equivalents	$0	$0	$0	$0	$0	$0	$0	$0
Total Current Assets	0	0	0	0	0	0	0	0

Collectible assets	0	0	0	0	0	0	0	0

TOTAL ASSETS	0	0	0	0	0	0	0	0

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from manager	0	0	0	0	0	0	0	0
Asset purchase payable	0	0	0	0	0	0	0	0
Total Current Liabilities	0	0	0	0	0	0	0	0

TOTAL LIABILITIES	0	0	0	0	0	0	0	0

Members’ Equity:
Membership interest	0	0	0	0	0	0	0	0
Membership interest subscription receivable	0	0	0	0	0	0	0	0
Retained earnings, net of distributions	0	0	0	0	0	0	0	0

Total Member’s Equity	0	0	0	0	0	0	0	0

TOTAL LIABILITIES AND MEMBER’S EQUITY	$0	$0	$0	$0	$0	$0	$0	$0

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
Revenues	$0	$0	$0	$0	$0	$0	$0	$0

Operating Expenses:
General and administrative	5,039	7,755	8,402	6,577	13,106	9,842	8,155	4,772
Total Operating Expenses	5,039	7,755	8,402	6,577	13,106	9,842	8,155	4,772

Operating Income	(5,039)	(7,755)	(8,402)	(6,577)	(13,106)	(9,842)	(8,155)	(4,772)

Provision for Income Taxes	0	0	0	0	0	0	0	0

Net Income	$(5,039)	$(7,755)	$(8,402)	$(6,577)	$(13,106)	$(9,842)	$(8,155)	$(4,772)

Weighted number of Series membership interest	1,000.00	2,125.00	2,000.00	1,460.00	5,480.00	1,600.00	1,700.00	2,000.00

Basic and diluted loss per Series membership interest	(5.04)	(3.65)	(4.20)	(4.50)	(2.39)	(6.15)	(4.80)	(2.39)

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the calendar year ended December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
Revenues	$0	$0	$0	$0	$0	$0	$0	$0

Operating Expenses:
General and administrative	7,772	6,411	6,320	0	0	0	0	0
Total Operating Expenses	7,772	6,411	6,320	0	0	0	0	0

Operating Income	(7,772)	(6,411)	(6,320)	0	0	0	0	0

Provision for Income Taxes	0	0	0	0	0	0	0	0

Net Income	$(7,772)	$(6,411)	$(6,320)	$0	$0	$0	$0	$0

Weighted number of Series membership interest	1,400.00	6,450.00	1,986.00	2,000.00	3,825.00	500.00	5,500.00	3,090.00

Basic and diluted loss per Series membership interest	(5.55)	(0.99)	(3.18)	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
Revenues	$0	$0	$0	$0	$0	$0	$0	$0

Operating Expenses:
General and administrative	0	0	0	0	0	0	0	0
Total Operating Expenses	0	0	0	0	0	0	0	0

Operating Income	0	0	0	0	0	0	0	0

Provision for Income Taxes	0	0	0	0	0	0	0	0

Net Income	$0	$0	$0	$0	$0	$0	$0	$0

Weighted number of Series membership interest	0	0	0	0	0	0	0	0

Basic and diluted loss per Series membership interest	0	0	0	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF OPERATIONS (BY-SERIES)
For the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
Revenues	$0	$0	$0	$0	$0	$0	$0	$0

Operating Expenses:
General and administrative	0	0	0	0	0	0	0	0
Total Operating Expenses	0	0	0	0	0	0	0	0

Operating Income	0	0	0	0	0	0	0	0

Provision for Income Taxes	0	0	0	0	0	0	0	0

Net Income	$0	$0	$0	$0	$0	$0	$0	$0

Weighted number of Series membership interest	0	0	0	0	0	0	0	0

Basic and diluted loss per Series membership interest	0	0	0	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF MEMBERS’ EQUITY (BY-SERIES)
For the calendar year ended December 31, 2021 And the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
Balance as of June 16, 2020 (inception)	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	0	0	0	0	0	0	0	0
Balance as of December 31, 2020	$0	$0	$0	$0	$0	$0	$0	$0
Subscriptions	46,000	85,000	94,000	73,000	137,000	112,000	85,000	46,000
Subscriptions not yet collected	0	0	0	0	0	0	0	0
Net income / (loss)	(5,039)	(7,755)	(8,402)	(6,577)	(13,106)	(9,842)	(8,155)	(4,772)
Balance as of December 31, 2021	$40,961	$77,245	$85,598	$66,423	$123,894	$102,158	$76,845	$41,228

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
Balance as of June 16, 2020 (inception)	$0	$0	$0	$0	$0	$0	$0	$0
Net income / (loss)	0	0	0	0	0	0	0	0
Balance as of December 31, 2020	$0	$0	$0	$0	$0	$0	$0	$0
Subscriptions	84,000	64,500	71,500	142,000	0	29,000	0	0
Subscriptions not yet collected	0	0	0	(142,000)	0	(29,000)	0	0
Net income / (loss)	(7,772)	(6,411)	(6,320)	0	0	0	0	0
Balance as of December 31, 2021	$76,228	$58,089	$65,180	$0	$0	$0	$0	$0

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
Cash Flows from Operating Activities
Net Income	$(5,039)	$(7,755)	$(8,402)	$(6,577)	$(13,106)	$(9,842)	$(8,155)	$(4,772)
Adjustments to reconcile net loss to net cash used in operating activities:
None	0	0	0	0	0	0	0	0
Net Cash Used in Operating Activities	(5,039)	(7,755)	(8,402)	(6,577)	(13,106)	(9,842)	(8,155)	(4,772)

Cash Flows from Investing Activities
Purchase of collectible assets	(40,961)	(75,800)	(84,000)	(65,000)	(121,565)	(100,254)	(75,400)	(40,000)
Net Cash Used in Investing Activities	(40,961)	(75,800)	(84,000)	(65,000)	(121,565)	(100,254)	(75,400)	(40,000)

Cash Flows from Financing Activities
Advances from the manager	0	0	0	0	0	0	0	0
Proceeds from subscriptions	46,000	85,000	94,000	73,000	137,000	112,000	85,000	46,000
Net Cash Provided by Financing Activities	46,000	85,000	94,000	73,000	137,000	112,000	85,000	46,000

Net Change In Cash and Cash Equivalents	$0	$1,445	$1,598	$1,423	$2,329	$1,904	$1,445	$1,228
Cash and Cash Equivalents at Beg. of Period	0	0	0	0	0	0	0	0
Cash and Cash Equivalents at End of Period	$0	$1,445	$1,598	$1,423	$2,329	$1,904	$1,445	$1,228

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	0	0	0	0	0	0	0	0
Cash paid for income taxes	0	0	0	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the calendar year ended December 31, 2021
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
Cash Flows from Operating Activities
Net Income	$(7,772)	$(6,411)	$(6,320)	$0	$0	$0	$0	$0
Adjustments to reconcile net loss to net cash used in operating activities:
None	0	0	0	0	0	0	0	0
Net Cash Used in Operating Activities	(7,772)	(6,411)	(6,320)	0	0	0	0	0

Cash Flows from Investing Activities
Purchase of collectible assets	(74,800)	(56,800)	(63,800)	(128,313)	(135,700)	0	0	(137,100)
Net Cash Used in Investing Activities	(74,800)	(56,800)	(63,800)	(128,313)	(135,700)	0	0	(137,100)

Cash Flows from Financing Activities
Advances from the manager	0	0	0	128,313	135,700	0	0	137,100
Proceeds from subscriptions	84,000	64,500	71,500	0	0	0	0	0
Net Cash Provided by Financing Activities	84,000	64,500	71,500	128,313	135,700	0	0	137,100

Net Change In Cash and Cash Equivalents	$1,428	$1,289	$1,380	$0	$0	$0	$0	$0
Cash and Cash Equivalents at Beg of Period	0	0	0	0	0	0	0	0
Cash and Cash Equivalents at End of Period	$1,428	$1,289	$1,380	$0	$0	$0	$0	$0

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	0	0	0	0	0	0	0	0
Cash paid for income taxes	0	0	0	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- PNST
Cash Flows from Operating Activities
Net Income	$0	$0	$0	$0	$0	$0	$0	$0
Adjustments to reconcile net loss to net cash used in operating activities:
None	0	0	0	0	0	0	0	0
Net Cash Used in Operating Activities	0	0	0	0	0	0	0	0

Cash Flows from Investing Activities
Purchase of collectible assets	0	0	0	0	0	0	0	0
Net Cash Used in Investing Activities	0	0	0	0	0	0	0	0

Cash Flows from Financing Activities
Advances from the manager	0	0	0	0	0	0	0	0
Proceeds from subscriptions	0	0	0	0	0	0	0	0
Net Cash Provided by Financing Activities	0	0	0	0	0	0	0	0

Net Change In Cash and Cash Equivalents	$0	$0	$0	$0	$0	$0	$0	$0
Cash and Cash Equivalents at Beg. of Period	0	0	0	0	0	0	0	0
Cash and Cash Equivalents at End of Period	$0	$0	$0	$0	$0	$0	$0	$0

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	0	0	0	0	0	0	0	0
Cash paid for income taxes	0	0	0	0	0	0	0	0

VV MARKETS, LLC
STATEMENT OF CASH FLOWS (BY-SERIES)
For the period of June 16, 2020 (inception) to December 31, 2020
See accompanying Independent Auditor’s report and Notes to these Financial Statements

	VV- SPAN	VV- STEML	VV- SUPR	VV- NAPA	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
Cash Flows from Operating Activities
Net Income	$0	$0	$0	$0	$0	$0	$0	$0
Adjustments to reconcile net loss to net cash used in operating activities:
None	0	0	0	0	0	0	0	0
Net Cash Used in Operating Activities	0	0	0	0	0	0	0	0

Cash Flows from Investing Activities
Purchase of collectible assets	0	0	0	0	0	0	0	0
Net Cash Used in Investing Activities	0	0	0	0	0	0	0	0

Cash Flows from Financing Activities
Advances from the manager	0	0	0	0	0	0	0	0
Proceeds from subscriptions	0	0	0	0	0	0	0	0
Net Cash Provided by Financing Activities	0	0	0	0	0	0	0	0

Net Change In Cash and Cash Equivalents	$0	$0	$0	$0	$0	$0	$0	$0
Cash and Cash Equivalents at Beg. of Period	0	0	0	0	0	0	0	0
Cash and Cash Equivalents at End of Period	$0	$0	$0	$0	$0	$0	$0	$0

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	0	0	0	0	0	0	0	0
Cash paid for income taxes	0	0	0	0	0	0	0	0

VV MARKETS, LLC AND SERIES LLCS

NOTES TO FINANCIAL STATEMENTS

As of and for the periods ended December 31, 2021 and 2020
See accompanying Independent Auditors’ report

NOTE 1: NATURE OF OPERATIONS

VV Markets, LLC (the “Company”) is a Delaware series limited liability company formed on June 16th, 2020. VinVesto Inc. is the sole owner of interests of the Company (other than interests issued in a particular series to other investors). The Company was formed to acquire and manage fine wines, spirits, and other wine related entities. It is expected that the Company will create a number of separate series of interests (the “Series” or “Series of Interests”) and that each collection will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series, but will not be entitled to share in the return of any other Series.

The Company’s managing member is VinVesto, Inc. (the “Manager”). The Manager is a Delaware corporation formed on June 16th, 2020. The Manager is a technology and marketing company that operates the VinVesto platform (“Platform”) and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the “Asset Manager”).

Although the Company has commenced its planned principal operations, it will continue to incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company has and intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a collection of assets, (plus any cash reserves for future operating expenses). All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating Agreement or law.

OPERATING AGREEMENT

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

After the closing of an offering, each Series is responsible for its own Operating expenses (as defined in Note 2(5)). Prior to the closing, Operating expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series (“Operating expenses Reimbursement Obligation(s)”), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

LIQUIDITY AND CAPITAL RESOURCES

Through December 31, 2021, none of the Series have recorded any revenues. The Company anticipates that it will commence commercializing the collection in fiscal year 2022, but does not expect to generate any revenues for any of the Series in the next year of operations. Each Series will continue to incur Operating expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Offering Expenses

Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members’ equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Operating Expenses

Operating expenses related to a particular collection of assets are costs and expenses attributable the assets of a particular Series and include storage, insurance, transportation (other than the initial transportation from the card location to the Manager’s storage facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), annual audit and legal expenses and other specific expenses as detailed in the Manager’s allocation policy. We distinguish between pre-closing and post-closing Operating expenses. Operating expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating expenses the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

Income Taxes

The Company intends that the master series and separate Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company’s Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers.

NOTE 4 - ASSET ACQUISITIONS

The Company opened 16 series in 2021 and made the following acquisitions:

Series	Asset acquired ($)	Amounts still due to seller ($)
VV-0001	40,961
VV-BDX	75,800
VV-BWCK	84,000
VV-CHAM	65,000
VV-DRC	151,565
VV-FUTUR	100,254
VV-MACAL	75,400
VV-PNST	40,000
VV-SPAN	74,800
VV-STEML	56,800
VV-SUPR	63,800
VV-NAPA	128,313
VV-RHONE	135,700
VV-PTRS	25,893	(25,893)
VV-JPWY	165,500	(165,500)
VV-PDMT	137,100
TOTAL	1,390,886	(191,393)

NOTE 5 - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collection of assets and Operating expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collection of assets include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee. As of December 31, 2021 and 2020, VinVesto, Inc. incurred costs of $128,313 and $0 on behalf of the Company or Series, respectively.

Within Operating expenses the Company distinguishes between Operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Revenue from the anticipated commercialization of the collections will be allocated amongst the Series whose underlying assets are part of the commercialization events, based on the value of the underlying assets. No revenues have been generated to date.

Offering expenses, other than those related to the overall business of the Manager (as described in Note 2(4)) are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. No offering expenses have been incurred by the Company as of December 31, 2021.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.

The Series incurred the following revenue and expenses:

Series	Revenue	Expenses			Net Income / (Loss)
		Storage and Insurance	Broker-Dealer	Sourcing Fee
VV-0001	0	2,148		2,891	(5,039)
VV-BDX	0		850	6,905	(7,755)
VV-BWCK	0	0	940	7,462	(8,402)
VV-CHAM	0	0	730	5,847	(6,577)
VV-DRC	0	0	1,370	11,736	(13,106)
VV-FUTUR	0	0	1,120	8,722	(9,842)
VV-MACAL	0	0	850	7,305	(8,155)
VV-PNST	0	0	460	4,312	(4,772)
VV-SPAN	0	0	840	6,932	(7,772)
VV-STEML	0	0	645	5,766	(6,411)
VV-SUPR	0	0	693	5,627	(6,320)
VV-NAPA	0	0	0	0	0
VV-RHONE	0	0	0	0	0
VV-PTRS	0	0	0	0	0
VV-JPWY	0	0	0	0	0
VV-PDMT	0	0	0	0	0
TOTAL	0	2,148	8,498	73,505	(84,151)

NOTE 6 - SERIES OFFERINGS

As part of the Regulation A securities offering, the Company issues securities for the underlying Series to finance the acquisition of the assets. The Series have issued the following interests:

Series	Weighted average membership interest (units)	Subscriptions ($)
VV-0001	1,000	46,000
VV-BDX	2,125	85,000
VV-BWCK	2,000	94,000
VV-CHAM	1,460	73,000
VV-DRC	5,480	137,000
VV-FUTUR	1,600	112,000
VV-MACAL	1,700	85,000
VV-PNST	2,000	46,000
VV-SPAN	1,400	84,000
VV-STEML	6,450	64,500
VV-SUPR	1,986	71,500
VV-NAPA	2,840	142,000
VV-RHONE	3,825	0
VV-PTRS	500	29,000
VV-JPWY	5,500	0
VV-PDMT	3,090	0
TOTAL		1,069,000

Note 7 - GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 8 - SUBSEQUENT EVENTS

Continued Securities Offering

The Company intends to issue continue issuing securities of the underlying series in a securities offering meant to be exempt from US Securities and Exchange Commission registration under Regulation A.

Management Evaluation

Management has evaluated all subsequent events through April 4, 2022, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

SUPPLEMENTAL DISCLOSURES – STATEMENT OF CASH FLOWS FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2022 BY SERIES

	VV- 0001	VV- BDX	VV- BWCK	VV- CHAM	VV- DRC	VV- FUTUR	VV- MACAL	VV- NAPA
OPERATING ACTIVITIES
Net Income	(5,039.00)	(7,755.00)	(8,402.00)	(6,577.00)	(13,106.00)	(9,842.00)	(8,155.00)	0.00
Adjustments to reconcile Net Income to Net Cash provided by operations:	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Net cash provided by operating activities	$(5,039.00)	$(7,755.00)	$(8,402.00)	$(6,577.00)	$(13,106.00)	$(9,842.00)	$(8,155.00)	$0.00
INVESTING ACTIVITIES
Purchase of Collectible Assets	(40,961.00)	(75,800.00)	(84,000.00)	(65,000.00)	(121,565.00)	(100,254.00)	(75,400.00)	0.00
Net cash provided by investing activities	$(40,961.00)	$(75,800.00)	$(84,000.00)	$(65,000.00)	$(121,565.00)	$(100,254.00)	$(75,400.00)	$0.00
FINANCING ACTIVITIES
Capital Contributions	46,000.00	85,000.00	94,000.00	73,000.00	137,000.00	112,000.00	85,000.00	0.00
Net cash provided by financing activities	$46,000.00	$85,000.00	$94,000.00	$73,000.00	$137,000.00	$112,000.00	$85,000.00	$0.00

Net cash increase for period	$0.00	$1,445.00	$1,598.00	$1,423.00	$2,329.00	$1,904.00	$1,445.00	$0.00
Cash at beginning of period	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cash at end of period	$0.00	$1,445.00	$1,598.00	$1,423.00	$2,329.00	$1,904.00	$1,445.00	$0.00

	VV- PNST	VV- SPAN	VV- STEML	VV- SUPR	VV- RHONE	VV- PTRS	VV- JPWY	VV- PDMT
OPERATING ACTIVITIES
Net Income	(4,772.00)	(7,772.00)	(6,411.00)	(6,320.00)	0.00	0.00	0.00	0.00
Adjustments to reconcile Net Income to Net Cash provided by operations:	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Net cash provided by operating activities	$(4,772.00)	$(7,772.00)	$(6,411.00)	$(6,320.00)	$0.00	$0.00	$0.00	$0.00
INVESTING ACTIVITIES
Purchase of Collectible Assets	(40,000.00)	(74,800.00)	(56,800.00)	(63,800.00)	0.00	0.00	0.00	0.00
Net cash provided by investing activities	$(40,000.00)	$(74,800.00)	$(56,800.00)	$(63,800.00)	$0.00	$0.00	$0.00	$0.00
FINANCING ACTIVITIES
Capital Contributions	46,000.00	84,000.00	64,500.00	71,500.00	0.00	0.00	0.00	0.00
Net cash provided by financing activities	$46,000.00	$84,000.00	$64,500.00	$71,500.00	$0.00	$0.00	$0.00	$0.00

Net cash increase for period	$1,228.00	$1,428.00	$1,289.00	$1,380.00	$0.00	$0.00	$0.00	$0.00
Cash at beginning of period	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Cash at end of period	$1,228.00	$1,428.00	$1,289.00	$1,380.00	$0.00	$0.00	$0.00	$0.00

Item 8. Exhibits

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

Exhibit No.	Description
2.1	Certificate of Formation of VV Markets, LLC^
2.2	Limited Liability Company Agreement of VV Markets LLC^^
3.1	Series Designation for Series VV-0001 Interests^^
3.2	Series Designation for Series VV PNST Interests^^^
3.3	Series Designation for Series VV-SUPR Interests^^^
3.4	Series Designation for Series VV-STEML Interests^^^
3.5	Series Designation for Series VV-MACAL Interests***
3.6	Series Designation for Series VV-BOWCK Interests***
3.7	Series Designation for Series VV-FUTUR Interests***
3.8	Series Designation for Series VV-BDX Interests***
3.9	Series Designation for Series VV-SPAN Interests***
3.10	Series Designation for Series VV-DRC Interests*
3.11	Series Designation for Series VV-NAPA Interests*
3.12	Series Designation for Series VV-RHONE Interests*
3.13	Series Designation for Series VV-PDMT Interests*
3.14	Series Designation for Series VV-JPWY Interests*
3.15	Series Designation for Series VV-PTRS*
3.16	Series Designation for VV-ROSE++
3.17	Series Designation for VV-BOD10++
3.18	Series Designation for VV-WBURG++
3.19	Series Designation for VV-GERM+
3.20	Series Designation for VV-LAF10++
3.21	Series Designation for VV-MACAL50++
3.22	Series Designation for VV-JYFT++
3.23	Series Designation for VV-GPS++
3.24	Series Designation for VV-CHAM^^^
4.1	Form of Subscription Agreement^^^
6.1	Management Services Agreement, dated July 1, 2020, between VV Markets, LLC and VinVesto, Inc. ^^
6.2	Purchase and Sale Agreement, dated September 1, 2020 between VinVesto, Inc. and VV Markets, LLC.^^
6.3	Software and Services License Agreement dated December 20, 2020 between VinVesto, Inc and North Capital Investment Technology Inc. ^^
6.4	Receipt^^
6.5	Receipt^^
6.6	Receipt^^
6.7	Storage Agreement dated January 19, 2021 between VV Markets, LLC and Domain DC Storage.^^
6.8	Form Purchase Option Agreement*
6.9	VV-MACAL Purchase Option Agreement***
6.10	VV-BOWCK Purchase Option Agreement***
6.11	VV-FUTUR Purchase Option Agreement***
6.12	VV-BDX Purchase Option Agreement***
6.13	VV-SPAN Purchase Option Agreement***
6.14	VV-DRC Purchase Agreement*
6.15	VV-NAPA Purchase Option Agreement*
6.16	VV-RHONE Purchase Option Agreement*

6.17	VV-PDMT Purchase Option Agreement*
6.18	VV-JPWY Purchase Option Agreement*
6.19	VV-PTRS Purchase Agreement*
6.20	VV-ROSE Purchase Agreement**
6.21	VV-BOD10 Purchase Agreement**
6.22	VV-WBURG Purchase Agreement**
6.23	VV-GERM Purchase Option Agreement**
6.24	VV-LAF10 Purchase Option Agreement**
6.25	VV-MACAL50 Purchase Option Agreement**
6.26	VV-JYFT Purchase Option Agreement**
6.27	VV-GPS Purchase Option Agreement**
8.1	Escrow Agreement for Securities Offering, between North Capital Private Securities Corporation^^

^ Incorporated by reference to the Company’s offering statement on Form 1-A filed with the SEC on August 31, 2020

^^ Incorporated by reference to the Company’s offering statement on Form 1-A/A filed with the SEC on March 25, 2021

^^^ Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on May 6, 2021

* Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on October 12, 2021

** Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on February 11, 2022.

*** Incorporated by reference to the Company’s offering statement on Form 1-A POS filed with the SEC on July 26, 2022.

+ Incorporated by reference to the Company’s Current Report on Form 1-U filed with the SEC on April 19, 2022.

++ Incorporated by reference to the Company’s Current Report on Form 1-U filed with the SEC on March 24, 2022.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VV MARKETS, LLC

By:	VINVESTO, Inc., its managing member

By:	/s/ Nick King
Nick King, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Nick King	Chief Executive Officer and Director of VinVesto, Inc.	April 29, 2022
Nick King	(principal executive officer and principal financial and accounting officer)

VinVesto, Inc.	Managing Member	April 29, 2022

By:	/s/ Nick King
Name: Nick King
Title: Chief Executive Officer